Exhibit 10.1

TOLL BROS., INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

Amended and Restated effective as of December 31, 2014

RECITALS

This Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Plan” or the “2015 Plan”) is amended and restated by Toll Bros., Inc., a Pennsylvania Corporation (the “Employer”), effective as of December 31, 2014, for certain of its eligible employees. The purpose of the Plan is to offer those employees an opportunity to elect to defer the receipt of compensation in order to provide deferred compensation, post-employment, supplemental retirement and related benefits taxable pursuant to Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), and to provide a deferred compensation vehicle to which the Employer may credit certain amounts on behalf of participants. The Plan is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly- compensated employees) under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Any amounts deferred prior to January 1, 2015, which are not re-deferred under the 2015 Plan, shall continue to be governed by the terms of the Plan document in effect prior to January 1, 2015 (the “Pre-2015 Plan”).

ARTICLE 1
DEFINITIONS

1.1
409A BENEFIT means any portion of a Participant’s Account that is attributable to deferrals that were or are made after December 31, 2004, that first became or becomes vested after December 31, 2004, or otherwise is determined to be subject to Code Section 409A. All benefits deferred as of January 1, 2015 are governed by this Plan and are subject to Code 409A.

1.2
ACCOUNT means the balance credited to a Participant’s or Beneficiary’s Plan account, including amounts credited under the Compensation Deferral Account and the Employer Contribution Credit Account and deemed income, gains and losses (as determined by the Employer, in its discretion) credited thereto. Each Participant shall have an Account with as many sub-Accounts as determined to be necessary by the Committee, within its discretion, to separately account for different deferral sources, such as any “redeferral” amounts. A Participant’s or Beneficiary’s Account shall be determined as of the date of reference.

1.3	BENEFICIARY means any person or persons so designated in accordance with the provisions of Article 7.

1.4
BOARD means the Board of Directors of Toll Bros., Inc., a Pennsylvania corporation, and its successors and assigns, or any other corporation or business organization which, with the consent of Toll Bros., Inc., or its successors or assigns, assumes the obligations of Toll Bros., Inc., hereunder.

1.5
CHANGE IN CONTROL means a transaction or series of transactions occurring after the Effective Date, which results in one of the following events: (i) Toll Bros., Inc. is no longer a subsidiary of Toll Brothers, Inc.; (ii) the consummation of a plan or other arrangement pursuant to which Toll Brothers, Inc. shall be dissolved or liquidated; (iii) the consummation of a sale or other disposition of all or substantially all of the assets of Toll Brothers, Inc.; (iv) the consummation of a merger or consolidation of Toll Brothers, Inc. (either directly or through a wholly-owned subsidiary) with or into another corporation, other than, in either case, a merger or consolidation of Toll Brothers, Inc. in which holders of shares of the Toll Brothers, Inc.’s common stock immediately prior to the merger or consolidation shall hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Toll Brothers, Inc. common stock immediately before the merger or consolidation; (v) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than (A) Toll Brothers, Inc. or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by Toll Brothers, Inc. or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of at least fifteen percent (15%) of the outstanding Toll Brothers, Inc. common stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of Toll Brothers, Inc. common stock; or (vi) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors of Toll Brothers, Inc. shall have been members of the Board of Directors of Toll Brothers, Inc. for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Notwithstanding any provisions to the contrary, a Change in Control must also qualify as a “change in the ownership or effective control of the corporation” as that phrase is defined in Code Section 409A, and then only to the extent and in the manner permissible under Code Section 409A(a)(2)(A)(v), and applicable regulations promulgated thereunder.

1.6	CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.7	COMMON STOCK means Toll Brothers, Inc.’s voting common stock.

1.8
COMPENSATION means the total current cash remuneration, including regular salary, sales commissions and other compensation as defined by the Plan Committee, except bonuses, and paid by the Employer to an Eligible Employee with respect to his or her service for the Employer (as determined by the Employer, in its discretion).

1.9	COMPENSATION DEFERRALS are defined in Section 3.1(a).

1.10	DEFERRAL ELECTION FORM means the form or forms on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

1.11	EFFECTIVE DATE means the effective date of this amended and restated Plan, which is December 31, 2014. The original effective date of the Pre-2015 Plan was November 15, 2001.

1.12
ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), a person employed by the Employer where compensation is paid on a United States payroll, who is determined by the Plan Committee in its sole discretion to be a member of a select group of management or highly compensated employees eligible to participate in the Plan. Prior to the beginning of each Plan Year, the Plan Committee shall notify those individuals, if any, who shall be Eligible Employees for the next Plan Year. If the Plan Committee determines that an individual first becomes an Eligible Employee during a Plan Year, the Plan Committee shall notify such individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

1.13
EMPLOYER means Toll Bros., Inc., a Pennsylvania corporation, and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of Toll Bros., Inc., or its successors or assigns, assumes the Employer’s obligations hereunder, and any other corporation or business organization which agrees, with the consent of Toll Bros., Inc., to become a party to the Plan.

1.14	EMPLOYER CONTRIBUTION CREDIT ACCOUNT is defined in Section 3.2.

1.15	EMPLOYER CONTRIBUTION CREDITS is defined in Section 3.2.

1.16	ENTRY DATE with respect to an individual means thirty (30) days following the date on which the individual first becomes an Eligible Employee.

1.17	FORM AND TIMING OF PAYMENT ELECTION FORM means the form or forms on which a Participant elects the form and timing of the Participant’s Plan benefit.

1.18
PARTICIPANT means any person so designated in accordance with the provisions of Article 2, including, where appropriate according to the context of the Plan, any former employee who is or may become eligible to receive a benefit under the Plan.

1.19	PERFORMANCE PERIOD means the Employer’s fiscal year beginning on each November 1 and ending on the following October 31.

1.20	PLAN means this Toll Bros., Inc. Nonqualified Deferred Compensation Plan set forth herein, as amended from time to time.

1.21	PLAN COMMITTEE OR THE COMMITTEE refers to the officers and employees of the Employer appointed by the Board to administer the Plan on behalf of the Employer.

1.22	PLAN YEAR means the twelve (12) month period ending on December 31 of each year during which the Plan is in effect.

1.23	RETIREMENT AGE with respect to any Participant means the date on which the Participant attains age sixty-one (61).

1.24	SEPARATION FROM SERVICE means a Participant is no longer employed by the Employer or any “Affiliated Employers” as determined using the “single employer” rules for employee benefit plans under Code Section 414(b). The term “Separation from Service” generally means a Participant is no longer employed by the Employer or any Affiliated Employer on account of a termination of employment, Retirement, Disability or death. Consistent with the Final Treasury Regulation, or any subsequent guidance under Code Section 409A, no Separation from Service shall occur if a Participant continues to perform services as a consultant or an employee in excess of any amount of time permitted under this Section 1.24 or guidance under Code Section 409A.

(a)
LEAVE OF ABSENCE. For purposes of Section 409A, the employment relationship is treated as continuing in effect while a Participant is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed six (6) months, or if longer, as long as the Participant’s right to reemployment with the Employer provided either by statute or contract. Otherwise, after a six (6) month leave of absence, the employment relationship if deemed terminated.

(b)
PART-TIME STATUS. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. If a Participant provides services to the Employer or any Related Entities at a rate that is less than twenty percent (20%) of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or such lesser period if the Participant has less than three (3) calendar years of employment), a Separation from Service shall be deemed to have occurred, since such services are considered to be insignificant under the Final Regulations under Section 409A.

(c)
CONSULTING SERVICES. Where a Participant continues to provide services to the Employer or any Related Entities in a capacity other than as an employee, whether or not a Separation from Service has occurred shall be determined in the same manner as provided in Section 1.24(b) above.

(d)
FOREIGN TRANSFERS. A Separation from Service means a Participant is no longer employed by the Employer or any Affiliated Employer within or outside of the United States. Accordingly, to the extent that an Employee is transferred outside the U.S., no Separation from Service shall be deemed to have occurred for purposes of distributions.

1.25	SPECIFIED EMPLOYEE DETERMINATION DATE means December 31 of each Plan Year, in accordance with Treasury Regulation Section 1.409A-1(i)(3).

1.26
SPOUSE means the person to whom a Participant is legally married at the time of such determination. The Plan recognizes same-sex Spouses as of June 26, 2013, if a same-sex couple was legally married and resided in a state that recognized same-sex marriages; and as of September 16, 2013 and thereafter, if a same-sex couple was legally married in a state or jurisdiction recognizing same-sex marriages, regardless of where they reside, as determined for purposes of Federal income taxes. The term "Surviving Spouse" means the survivor of a deceased former Participant to whom such deceased former Participant was legally married (as determined by the Plan Committee) on the date of the Participant's death.

1.27
TOTAL AND PERMANENT DISABILITY means the classification of a Participant as “disabled” pursuant to the group long term disability plan maintained by the Employer, or a successor to such plan (or, if there is no such plan, as reasonably determined by the Employer). In no event, however, may any distribution be made unless such Participant’s condition also qualifies as “Disabled” as that term is defined in Code Section 409A(a)(2)(C) and Treasury Regulation Section 1.409A-3(i)(4).

1.28	TRUST means the Trust described in Article 11.

1.29	TRUSTEE means the trustee of the Trust described in Article 11.

1.30	VALUATION DATE means the last day of each Plan Year; the date of distribution; or any other date that the Plan Committee, in its sole discretion, designates as a Valuation Date.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1
REQUIREMENTS. Every Eligible Employee participating in the Pre-2015 Plan shall remain a Participant on the Effective Date. Every other Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee, and is informed of his or her eligibility to participate in the Plan. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

Participation in the Compensation Deferral portion of the Plan is voluntary. In order to participate in that portion of the Plan, an otherwise Eligible Employee must make written application in such manner as may be required by Section 3.1 and by the Employer and must agree to make Compensation Deferrals as provided in Article 3.

Participation in the Employer Contribution Credit Account portion of the Plan is permitted, as provided under Section 3.2 of the Plan.

2.2	RE-EMPLOYMENT. If a Participant whose employment with the Employer is terminated is subsequently re-employed, he or she shall become a Participant in accordance with the provisions of Section 2.1.

2.3
CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Employer, but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals or to receive Employer Contribution Credits hereunder.

ARTICLE 3
CONTRIBUTIONS AND CREDITS

3.1    PARTICIPANT CONTRIBUTIONS AND CREDITS.

a)
COMPENSATION DEFERRALS. In accordance with rules established by the Employer, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant, as a percentage of Compensation or in any fixed periodic dollar amounts designated by the Participant. Separate deferral elections shall be permitted, within the discretion of the Plan Committee, for bonuses, as defined within the discretion of the Plan Committee. Amounts so deferred, including bonus deferrals, shall be considered a Participant’s “Compensation Deferrals.” A Participant shall make such an election with respect to the coming Plan Year by completing and delivering to the Plan Committee a Deferral Election Form in a form prescribed by the Plan Committee, which Form may differentiate between Compensation and bonus deferrals. An Eligible Employee may elect to defer Compensation within thirty (30) days after the date the Eligible Employee first becomes eligible to participate in the Plan; provided, however, that any such election shall only be effective with respect to Compensation paid for services to be performed after such thirty (30) day period, consistent with the requirements of Treasury Regulation Section 1.409A-2(a)(7). Should a Participant become newly eligible during a Plan Year, their election shall apply from the date of participation to the next December 31.

Compensation Deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of a bonus, sales bonus compensation or profit sharing distribution not yet payable to him or her at the time of the election, which election shall be set forth on such Participant’s Deferral Election Form. Compensation deferrals may be limited to the extent necessary to satisfy applicable tax withholding or benefit plan contribution requirements. The Participant may change his or her regular payroll deduction Compensation Deferral amount as of, and by written notice delivered to the Plan Committee during the periods described in the preceding paragraph, with such change being first effective for Compensation to be earned following the next December 31.

Once made, a Compensation Deferral Election Form with respect to a payroll deduction election shall continue in force indefinitely, until changed as provided above, with regard to any future Plan Year. A Deferral Election Form with respect to deferrals of bonuses, sales bonus compensation, profit sharing distribution proceeds, or other compensation payments shall continue in force only for the Plan Year for which the Deferral Election Form is first effective, except as provided in any Deferral Election Form, within the discretion of the Committee. Compensation Deferrals shall be deducted by the Employer from the pay of a deferring Participant and shall be credited to the Compensation Deferral Account of the deferring Participant.

Notwithstanding any provisions in the Plan to the contrary, deferral elections with regard to “performance-based” compensation, as defined in the Treasury Regulations under Code Section 409A, shall be permitted no later than the six (6) months before the end of the Performance Period, provided that the Participant performs services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established, through the date of the election. All elections with regard to bonus, sales bonus compensation or profit sharing distributions that are not performance-based compensation as herein defined must be made prior to beginning of the service year with respect to which the compensation shall be determined, all as permitted under Code Section 409A, and as provided in any Deferral Election Forms.

b)
PARTICIPANT COMPENSATION DEFERRAL ACCOUNT. There shall be established and maintained by the Employer a separate Compensation Deferral Account in the name of each Participant to which shall be credited or debited, as applicable: (a) amounts equal to the Participant’s Compensation Deferrals; (b) amounts equal to any deemed earnings and/or losses (to the extent realized, based upon deemed fair market value of the Compensation Deferral); and (c) any withdrawals or distributions therefrom. A Participant shall at all times be one hundred percent (100%) vested in his or her Compensation Deferral Account.

c)
COMPLIANCE WITH CODE SECTION 409A. Notwithstanding anything to the contrary in this Section 3.1, any election by a Participant to defer base compensation shall become effective with respect to base compensation that is payable for services performed during a

Plan Year only if such election is filed prior to such deadline as is established by the Plan Committee for such deferral elections, which in all cases shall be no later than December 31 of the prior Plan Year, and any such deferral election shall become irrevocable as of such deadline and may not thereafter be modified until December 31 of the Plan Year following the Plan Year in which such election became irrevocable. Any election by a Participant to defer an annual bonus that is determined by reference to the Performance Period shall be effective only if such election is filed prior to such deadline as is established by the Plan Committee for such deferral elections, which in all cases shall comply with Code Section 409A. The provisions of this Section 3.1(c) are intended to be consistent with the requirements of Treasury Regulation Section 1.409A-2(a).

3.2
EMPLOYER CONTRIBUTION CREDITS. Apart from Compensation Deferral Contributions, the Employer shall retain the right to make discretionary contributions for any Participant under this Plan. If applicable, there shall be established and maintained a separate Employer Contribution Credit Account in the name of each Participant which shall be credited or debited, as applicable with: (a) amounts equal to the Employer’s Contribution Credits; and (b) any deemed earnings and/or losses (as determined by the Employer, in its discretion) allocated to the Employer Contribution Credit Account. The Participant’s Employer Contribution Credits for a Plan Year, if any, shall be determined by the Employer’s Board of Directors in its sole discretion. The Employer shall credit such Contributions on behalf of such individuals, in such amounts and with such frequency, as the Board determines in its sole discretion. A Participant shall become vested in amounts (if any) credited to his or her Employer Contribution Credit Account according to any vesting schedule(s) adopted by the Employer’s Board of Directors, in its sole discretion, provided, however, that a Participant shall become fully vested in amounts (if any) credited to his or her Employer Contribution Credit Account upon the occurrence during the Participant’s employment with the Employer of: (i) the Participant’s death or Total and Permanent Disability or (ii) a Change in Control of the Employer.

3.3
CONTRIBUTIONS TO THE TRUST. An amount may be contributed, if and when applicable, by the Employer to the Trust maintained under Section 11, equal to the amount(s) required to be credited to the Participant’s Account under Section 3.1 and 3.2. The Employer shall make a good faith effort to contribute these amounts to the Trust as soon as practicable following the date on which the contribution credit amount(s) are determined.

ARTICLE 4
ALLOCATION OF FUNDS

4.1
ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS. Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer, prior to the date on which a direction shall become effective, the Participant shall have the right to direct the Employer as to how amounts in his or her Account shall be deemed to be invested.

The value of the Participant’s Account shall be equal to the value of the account maintained under the Trust on behalf of the Participant. As of each Valuation Date of the Trust, the Participant’s Account shall be credited or debited to reflect the Participant’s deemed investments or earnings of the Trust.

4.2
ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution made hereunder to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account.

4.3
SEPARATE ACCOUNTS. A separate bookkeeping account under the Plan shall be established and maintained by the Employer to reflect the Account for each Participant with bookkeeping sub-Accounts to show separately the Participant’s Compensation Deferral Account and the Participant’s Employer Contribution Credit Account, if any. Each sub-Account shall separately account for the credits and debits described in Article 3 and Section 4.2.

4.4
DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS. Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer, each Participant may communicate to the Employer a direction (in accordance with (a), below) as to how his or her Plan Accounts should be deemed to be invested among such categories of deemed investments as may be made available by the Employer hereunder.

4.5	EXPENSES AND TAXES. Expenses associated with the administration or operation of the Plan including Trustee fees, shall be paid by the Employer from its general assets.

ARTICLE 5
ENTITLEMENT TO BENEFITS

5.1
FIXED PAYMENT DATES; TERMINATION OF EMPLOYMENT. On his or her Form and Timing of Payment Election Form, a Participant shall select the manner of payment (as described in Section 6.2(b)) and shall select a fixed payment date for the payment or commencement of payment of his or her Account, which shall be valued and payable according to the provisions of Article 6. A payment date may not be accelerated, except in the event of death as provided in Section 6.3.

A Participant who selects payment or commencement of payment of his or her Account on a fixed date shall receive payment of his or her Account at the earlier of such fixed payment date or upon his or her Separation from Service with the Employer, except as otherwise provided in the Participant’s Distribution Election Form for a Separation from Service after attaining Retirement Age.

If a Participant’s employment with the Employer is terminated for any reason (other than by reason of Total and Permanent Disability) prior to attainment of Retirement Age or if a Participant does not make an election as provided above for any particular amounts hereunder, and the Participant terminates employment with the Employer for any reason, the Participant’s Account at the date of such termination shall be valued and payable at or commencing at such termination according to the provisions of Article 6.

Notwithstanding anything herein to the contrary, any election by a Participant regarding the time and manner of payment of any 409A Benefit must be made at the same time as the deferral election to which such 409A Benefit is attributable (or at such later time as may be permitted by the Plan Committee, consistent with applicable IRS guidance regarding compliance with Code Section 409A).

Elections made with respect to a Plan benefit that is not a Section 409A Benefit shall be distributed in accordance with the Pre-2015 Plan.

5.2
HARDSHIP DISTRIBUTIONS. In the event the Participant experiences an “unforeseeable emergency” as that term is defined in Code Section 409A(a)(2)(B)(ii), and Treasury Regulation Section 1.409A-3(i)(3), the Participant may apply to the Employer for the distribution of all or any part of his or her vested Account, without penalty. The Employer shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution. Upon a finding of an unforeseeable emergency, the Employer shall direct the appropriate distribution to the Participant from amounts held by the Trust in respect of the Participant’s vested Account. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s vested Account or the amount determined by the Employer to be necessary to alleviate the Participant’s unforeseeable emergency (which unforeseeable emergency may be considered to include any taxes due as a result of the distribution occurring because of this Section), and which is not reasonably available from other resources of the Participant. For purposes of this Section, the value of the Participant’s Account shall be determined as of the date of the distribution. “Financial hardship” means (a) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code Section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Employer. A distribution may be made under this Section only with the consent of the Employer.

5.3
RE-EMPLOYMENT OF RECIPIENT. If a Participant receiving installment distributions pursuant to Section 6.2 is re-employed by the Employer, the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible for benefits under Section 5.1, at which time such distribution shall commence, subject to the limitations and conditions contained in the Plan.

5.4
REDEFERRALS. In the event a Participant desires to extend a previously elected payment date to a subsequent date, such election shall be permitted only if the election to make such modification to such elected payment date is filed at least twelve (12) months prior to the date the distribution would have been paid (or the date the first distribution would have been paid out of a series of distributions), and such modification results in a deferral of payment (or distribution commencement) for at least five (5) years. For these purposes, a distribution of benefits in a series of installments shall be treated, consistent with applicable guidance issued pursuant to Code Section 409A, as a single payment distributed as of the date such series of payments is to commence.

ARTICLE 6
DISTRIBUTION OF BENEFITS

6.1
AMOUNT. For benefits deferred or “redeferred” under the 2015 Plan, a Participant (or his or her Beneficiary) shall become entitled to receive, within sixty (60) days following the earlier of the Participant’s Separation from Service with the Employer or the date or dates selected by the Participant on his or her Form and Timing of Payment Election Form, with the Committee’s consent (or, if no such selection is made, within sixty (60) days after the Participant’s Separation from Service with the Employer), a distribution in an aggregate amount equal to the Participant’s vested Account. Any payment due hereunder from the Trust, which is not paid by the Trust for any reason, shall be paid by the Employer from its general assets. Notwithstanding the foregoing, to the extent payment of a Participant’s 409A Benefit cannot be paid upon termination of employment without violating Code Section 409A, payment of such 409A Benefit shall be deferred as required, either by reason of the provisions of Section 6.6, below, or if required in connection with the Participant’s election to elect a new payment date pursuant to Section 5.4, above.

6.2    METHOD OF PAYMENT.

a)
PAYMENTS. Payments under the Plan shall be made in cash as elected by the Participant and as permitted by the Employer and the Trustee in their sole and absolute discretion subject, however, to Section 12.4 and any other applicable restrictions on transfer as may be applicable legally or contractually.

b)
TIMING AND MANNER OF PAYMENT. Except as otherwise provided herein, in the case of distributions to a Participant or his or her Beneficiary by virtue of an entitlement pursuant to Section 5.1, an aggregate amount equal to the Participant’s vested Account shall be paid by the Trust or the Employer, as provided in Section 6.1, in a lump sum annual substantially equal installments as permitted by the Committee, for a period not to exceed ten (10) years (adjusted for gains and losses), as selected by the Participant as provided in Article 5. If a Participant fails to designate properly the manner of payment of the Participant’s benefit under the Plan, such payment shall be in a lump sum cash payment, which shall be the normal payment under the Plan, within sixty (60) days after a Separation from Service or other distributable event, such as death or Total and Permanent Disability, provided, however, that all payment must be no later than two and a half (2½) months after the end of any Plan Year in which a distribution event occurs.

If the whole or any part of a payment hereunder is to be in installments, the balance of the Participant’s Account not yet distributed shall continue to be deemed to be invested pursuant to Sections 4.1 and 4.4 under such procedures as the Employer may establish, in which case any deemed income, gain, loss or expense or tax allocable thereto (as determined by the Trustee, in its discretion) shall be reflected in the installment payments in such equitable manner as the Trustee shall determine.

c)
COMPLIANCE WITH CODE SECTION 409A. Notwithstanding anything to the contrary in this Section 6.2, no distribution of any Account shall be made at a time or in a manner that is not consistent with a valid election in effect at the time the deferral to which such 409A Benefit is attributable was made (or at such later time as may be permitted by the Plan Committee, consistent with applicable IRS guidance regarding compliance with Code

Section 409A), or pursuant to a valid modification of the time and manner of distribution as permitted under Section 5.4.

6.3
DEATH BENEFITS. For benefits deferred or redeferred under the 2015 Plan, if a Participant dies before terminating his or her employment with the Employer and before the commencement of payments to the Participant hereunder, the entire value of the Participant’s Account shall be paid, within sixty (60) days following the Participant’s death, in a single lump sum cash payment, to the person or persons designated in accordance with Section 7.1. Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the time and manner in which such benefits were otherwise to be payable to the Participant.

Notwithstanding the foregoing provisions of this Section 6.3, no election to modify the manner of payment of any 409A Benefit under this Section 6.3 shall be permitted except to the extent such election is made at the time the deferral to which such 409A Benefit is attributable was made, or at such later time as may be permitted by the Plan Committee, consistent with applicable IRS guidance regarding compliance with Code Section 409A.

6.4
DISABILITY BENEFITS. If a Participant experiences a Total and Permanent Disability before terminating his or her employment with the Employer and before the commencement of payments to the Participant hereunder, the Participant shall become fully vested in his or her Account, and shall become entitled to receive (or to commence receiving) the entire balance of his or her Account, as deferred under or redeferred under the 2015 Plan, in a single lump sum cash payment on the sixtieth (60th) day following the Total and Permanent Disability.

6.5
CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, upon a Change in Control of Toll Brothers, Inc., each Participant shall become fully vested in his or her Account, and shall become entitled to receive the entire balance of his or her Account in a single lump sum cash payment on the sixtieth (60th) day following the Change in Control.

No Participant shall be permitted at the time of a Change in Control to waive or defer receipt of his or her 409A Benefit distributable by reason of such Change in Control. Waiver of a right to receive the Change in Control distribution of a Participant’s 409A may, however, be permitted if such waiver is made at the time the deferral to which such 409A Benefit is attributable was made, or at such later time as may be permitted by the Plan Committee, consistent with applicable IRS guidance regarding compliance with Code Section 409A.

6.6
SPECIAL DEFERRAL OF DISTRIBUTIONS TO SPECIFIED EMPLOYEES. Distribution of any 409A Benefit made on account of a Participant’s Separation from Service that would be paid prior to the date that is six (6) months after such Participant’s Separation from Service, shall be deferred and paid out as soon as practicable following the six month anniversary of such Participant’s Separation from Service; provided, however, that this Section 6.6 shall only be applicable to a Participant who is a “specified employee,” as that term is defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i)). To the extent any payment of benefits to a Participant is delayed by reason of this Section 6.6, such Participant’s Compensation Deferral Account and Employer Contribution Credit Account shall continue to be credited with deemed investment returns, earning, gains and losses in the same manner as Compensation Deferral Accounts and Employer Contribution Credit Accounts are credited for Participants who have not terminated employment with the Employer.

Notwithstanding any provisions therein to the contrary, as permitted under Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(c)(3)(v), the six (6) month delay in payment rule shall not apply in the event of a death of a Specified Employee.

Furthermore, in no event shall any payments to a Specified Employee, that are delayed under the six (6) month delay in payment rule, be paid later than the last day of the Plan Year that includes the first day of the first calendar month that is at least six (6) months after the date of a Participant’s Separation from Service occurs, or, if later, the fifteenth (15th) day of the third calendar month following the date specified under the Plan, provided that the Participant may not directly or indirectly designate the year of payment.

ARTICLE 7
BENEFICIARIES; PARTICIPANT DATA

7.1
DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and shall be effective only when filed in writing with the Employer during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant’s Spouse, if then living, but otherwise to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Employer deems to be appropriate.

7.2
INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, the Employer may direct distribution of such amount to the Participant’s estate. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

ARTICLE 8
ADMINISTRATION

8.1
PLAN COMMITTEE. Notwithstanding any other provision of the Plan document, any member of the Plan Committee or any other officer or employee of the Employer who exercises discretion or authority on behalf of the Employer shall not be a fiduciary of the Plan merely by virtue of his or her exercise of such discretion or authority. The Board shall identify the Employer’s officers and employees who shall serve as members of the Plan Committee. Because this Plan is a “top hat” arrangement, the Plan Committee shall not be subject to the duties imposed by the provisions of Part 4 of Title I of ERISA.

8.2
ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Plan Committee shall have the sole responsibility for and the sole discretion over the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, discretion and responsibility to:

a)	Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

b)	Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

c)	Implement the Plan in accordance with its terms and the rules and regulations adopted as described above.

d)	Make determinations with respect to the eligibility of any Eligible Employee to be or continue as a Participant and make determinations concerning the crediting of Accounts.

e)
Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Employer shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Employer. Further, the Employer may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such notified person shall have been notified of the revocation of such authority.

8.3
UNIFORMITY OF DISCRETIONARY ACTS.    Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

8.4
LITIGATION. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

8.5
CLAIMS PROCEDURE. Any person claiming a benefit under the Plan (a “Claimant”) shall present the claim, in writing, to the Employer, and the Employer shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

a)	The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

b)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

c)	An explanation of the Plan’s claims review procedure.

The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within ninety (90) days after the Employer’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Employer to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Employer expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

Any Claimant whose claim is denied, or deemed to have been denied under the preceding sentence (or such Claimant’s authorized representative), may, within sixty (60) days after the Claimant’s receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Employer. Upon such a request for review, the claim shall be reviewed by the Employer (or its designated representative) which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

The decision on review normally shall be made within sixty (60) days of the Employer’s receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Employer, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.

8.6
INDEMNIFICATION OF THE PLAN COMMITTEE. The Employee shall indemnify and hold harmless the Plan Committee, and its individual members, against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan.

ARTICLE 9
AMENDMENT

9.1
RIGHT TO AMEND. The Employer, by action of its Board of Directors, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

9.2
AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN. Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Employer, by action of its Board of Directors, at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

ARTICLE 10
TERMINATION

10.1
EMPLOYER’S RIGHT TO TERMINATE OR SUSPEND PLAN. The Employer reserves the right to terminate the Plan and/or its obligation to make further credits to Plan Accounts, by action of its Board of Directors. The Employer also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, by action of its Board of Directors.

10.2
AUTOMATIC TERMINATION OF PLAN. The Plan automatically shall terminate upon the dissolution of the Employer, or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to specifically adopt and agree to continue the Plan.

10.3
SUSPENSION OF DEFERRALS. In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than Compensation Deferrals, during the period of the suspension, in which event payments hereunder shall continue to be made during the period of the suspension in accordance with Articles 5 and 6.

10.4
ALLOCATION AND DISTRIBUTION. This Section shall become operative on a complete termination of the Plan. The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, notwithstanding any other provisions of the Plan, no persons who were not theretofore Participants shall be eligible to become Participants, the value of the interest of all Participants and Beneficiaries shall be determined and paid to them as soon as is practicable after such termination in a lump sum payment.

10.5
SUCCESSOR TO EMPLOYER. Any corporation or other business organization which is a successor to the Employer by reason of a consolidation, merger or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If, within sixty (60) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan shall be automatically terminated, and the provisions of Section 10.4 shall become operative.

ARTICLE 11
THE TRUST

The Employer may establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Employer and the Trustee, or the Employer shall cause to be maintained one or more separate sub-Accounts in an existing Trust maintained with the Trustee with respect to one or more other plans of the Employer, which sub-Account or sub-Accounts represent Participants’ interests in the Plan. Any such Trust shall be intended to be treated as a “grantor trust” under the Code and the establishment of the Trust or the utilization of any existing Trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

ARTICLE 12
MISCELLANEOUS

12.1    STATUS OF PARTICIPANTS.

a)	Employees, Participants and Inactive Participants under this Plan shall have the status of general unsecured creditors of the Employer;

b)	This Plan constitutes a promise by the Employer to make benefit payments in the future;

c)
Any trust to which this Plan refers (i.e. any trust created by the Employer and any assets held by the trust to assist the Employer in meeting its obligations under the Plan) shall be based on the terms of the model trust described in Revenue Procedure 92-64; and

d)	It is the intention of the parties that the arrangements under this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

12.2
LIMITATIONS ON LIABILITY OF EMPLOYER. Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employer thereof except as provided by law or by any Plan provision. The Employer does not in any way guarantee any Participant’s Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Employer, or any successor, employee, officer, director or stockholder of the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

12.3
CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the State of Pennsylvania shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan shall not alter the Participant’s status as an (at will) employee nor give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the rights of a general unsecured creditor of the Employer.

12.4    SPENDTHRIFT PROVISION/QUALIFIED DOMESTIC RELATIONS ORDER.

a)
Except as set forth in subsection (b), no amount payable to a Participant or a Beneficiary under the Plan shall, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so shall be void; nor shall any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation. In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer or Trustee may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s Account or, if the Employer or Trustee prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

b)
Notwithstanding the general inability to assign benefits under the Plan, consistent with IRS Notice 2002-31 and Revenue Ruling 2002-22, to the extent that a valid property settlement or Domestic Relations Order directs that any portion of a Participant’s benefits under the Plan be designated to a former Spouse, benefits shall be paid to the Spouse, at the same time benefits would otherwise have been payable to the Participant. In no event, shall any former Spouse obtain any additional rights to receive any form of distribution, or benefits payable in any manner not permitted under the Plan, or at any time earlier than when a Participant would otherwise have been entitled to receive such benefits.

12.5
COMPLIANCE WITH THE CODE. The Plan is intended to comply with the provisions of Code Section 409A, and the Treasury Regulations and other guidance issued thereunder. If there is any discrepancy between the provisions of this Plan and the provisions of Code Section 409A, such discrepancy shall be resolved in a manner as to give full effect to the provisions of Code Section 409A. Furthermore, if any benefits are to be paid within sixty (60) days or any other period after any payment event, and such payment period shall span more than one taxable year of a Participant or a beneficiary, then neither the Participant nor any beneficiary may determine in which tax year the payment shall be made.

12.6
FICA TAXES. All Participants shall be informed that when their benefits become vested under the Plan, and not subject to any substantial risk of forfeiture under Code Sections 3121(v) and 3306(r) and other provisions of the Code, the Participants shall be subject to FICA taxes (unless any benefits are undeterminable). The Employer shall have the right to withhold from a Participant’s other wages, any FICA or other related taxes required to be withheld.

12.7
DELAY IN PAYMENT FOR SECTION 162(m) AND SECURITY VIOLATIONS. Notwithstanding the foregoing, any payment of Section 409A Benefits (and earnings thereon) to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

a)    The Company’s deduction with respect to such payment would be eliminated by application of Code Section 162(m); or

b)
The making of the payment would violate federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Section 12.9 shall be paid at the earliest time the Company reasonably anticipates that such payment may be made without giving rise to the matters described in Sections 12.10 (a) or (b) above, all in accordance with Code Section 409A.

EXECUTED this 31st day of December, 2014:

TOLL BROS., INC.
BY:	/s/ Martin P. Connor

December 31, 2014